Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-654-4829

January 24, 2018

Nuveen Global Cities REIT, Inc.

730 Third Avenue, 3rd Floor

New York, NY 10017

Re:	Registration on Securities Form S-11 Relating to Shares of Common Stock of Nuveen Global Cities REIT, Inc.

Ladies and Gentlemen:

We are acting as tax counsel to Nuveen Global Cities REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-222231 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $5,000,000,000 of the Company’s common stock, par value $.01 per share, consisting of Class D Common Stock, Class I Common Stock, Class S Common Stock and Class T Common Stock. This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

In preparing this opinion letter, we have examined the Registration Statement and the Company’s prospectus, dated January 24, 2018, included in the Registration Statement (the “Prospectus”), the Company’s Articles of Amendment and Restatement and such other documents as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We have also received and reviewed, and assumed the accuracy of, the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust (a “REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering such opinion, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Certificate, the Registration Statement and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with and that the Company will file an election pursuant to section 856(c)(1) to be taxed as a REIT commencing with the taxable year ending December 31, 2018. We have not made an independent investigation of the facts set forth in the Certificate.

Alston & Bird LLP	www.alston.com

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that:

1. Commencing with the Company’s first taxable year for which it makes an election to be taxed as a REIT, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2. The statements set forth in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

The opinions set forth above are based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis. Future changes in the law may cause the tax treatment referred to herein to be materially different from that described above. Changes in the Company’s method of operation could likewise cause the tax treatment referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service (the “IRS”) or any court. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury Regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the Company’s first taxable year for which it makes an election to be taxed as a REIT, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus.

Sincerely,

/s/ Alston & Bird LLP